Exhibit 4.1

                  JOHNSON & JOHNSON/BIOSENSE (ISRAEL) LTD.
                           1995 STOCK OPTION PLAN



I.   PURPOSE

         On September 4, 1997, Johnson & Johnson ("J&J"), a New Jersey corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") with Biosense Inc. (the "Company"), a Delaware corporation. Under the terms of the Merger Agreement, a wholly-owned subsidiary of J&J was merged with and into the Company (the "Merger"). Biosense (Israel) Ltd. ("Biosense") is a subsidiary of the Company. Under the terms of the Merger Agreement, options (the "Original Options") on shares of the former common stock, par value $0.01 per share, of the Company in effect immediately prior to the Effective Time (as defined in the Merger Agreement) under the Biosense (Israel) Ltd. 1995 Stock Option Plan (the "Original Plan") upon the effectiveness of the Merger became an option to receive shares of the common stock, par value 1.00 per share, of J&J. J&J has agreed to substitute for the Original Options for shares of the common stock, par value $1.00 per share, of J&J ("Substituted Options"). It is the intention of J&J to treat as "employees" under this Plan those holders of Substituted Options who are or have been employed by or provide or have provided services to Biosense and by companies directly or indirectly through one or more subsidiaries controlling, controlled by or under common control with Biosense (each an "Affiliate").

         Except for options issued shortly after the effectiveness of the Merger in substitution for Original Options, no further options shall be granted under this plan (the "Plan").

         The Substituted Options granted under the Plan are intended to be non-qualified options ("Non-Qualified Options") since each of the Original Options was a non-qualified Option. No substituted Option is intended to be an "incentive stock option" as described in Section 422 of the Code.



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         II.      AMOUNT OF STOCK SUBJECT TO THE PLAN

         The total number of shares of common stock, par value $1.00 per share, of J&J which may be purchased pursuant to the exercise of Substituted Options granted under the Plan shall not exceed, in the aggregate, that number of shares of Company common stock for which Original Options were granted under the Original Plan multiplied by the Exchange Ratio (as defined in the Merger Agreement) (the "Shares"). In the case of each Substituted Option, the number of Shares subject thereto shall be determined by multiplying the Exchange Ratio by the number of shares of Company common stock subject to the Original Option and rounding such result down to the nearest whole number. The exercise price for each Share subject to a Substituted Option shall be the exercise price set forth in the Original Option divided by the Exchange Ratio.

         Shares acquired under the Plan may be either authorized but unissued Shares, Shares of issued stock held in J&J's treasury, or both, at the discretion of J&J. If and to the extent that Substituted Options granted under the Plan expire or terminate without having been exercised, the Shares covered by such expired or terminated options shall not become available again for award under the Plan.

         III.     ADMINISTRATION

         The Compensation Committee of the board of directors of J&J (the "Compensation Committee") shall administer the Plan.

         A majority of the members of the Compensation Committee shall constitute a quorum, and the act of a majority of the members of the Compensation Committee present and voting shall constitute an action of such committee.

         Subject to the express provisions of the Plan, the Compensation Committee shall also have the authority to construe the Plan and the options granted thereunder, to amend the Plan and the Substituted Options granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Substituted Options (which need not be identical) and to make all other determinations necessary or advisable for administering the Plan, provided they do not affect the principles of the Plan. The Compensation Committee also shall have the authority to require as a condition of the granting of any such Substituted Option, to the extent required as a condition to the grant of the Original Option, that the employee, or such other person, as the case may be, agree (i) not sell or otherwise dispose of Shares acquired pursuant to the award of Substituted Options for a period of six months following the date of acquisition of such Shares, and (ii) that in the event of termination of employment of such employee, other than as a result of dismissal without cause, such employee, or such other person, as the case may be, will not, for a period of time fixed at the time of the grant of the Original Option, enter into

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any other employment or participate directly or indirectly in any other business or enterprise which is competitive with the business of Biosense or any Affiliate, or enter into any employment in which such employee will be called upon to utilize special knowledge obtained through employment with Biosense or any Affiliate.

         Without limiting the foregoing, upon granting a Substituted Option, the Compensation Committee shall notify the person to whom the option shall have been granted and shall deliver to such person an Option Agreement, evidencing such Substituted Option. An award of a Substituted Option shall immediately expire if the person to whom the Compensation Committee has decided to grant a Substituted Option shall not have (and no Substituted Option shall be exercisable unless and until such person has) signed the Option Agreement and returned it to J&J within thirty days after delivery to such individual of the Option Agreement. Subject to the express provisions of this Plan, the Compensation Committee may prescribe in the Option Agreement for each holder thereof such provisions as are substantially equivalent to those set forth in the option agreement of such holder under the Original Plan.

         Each Substituted Option and the Shares which the holder thereof will receive when the Substituted Option is exercised must be held by a Trustee for a period of at least two years from the date of the grant of the Original Option to which such Substituted Option relates. The Shares issued pursuant to a Substituted Option will be registered with the appropriate authority indicated by J&J.

         The determination of the Compensation Committee on matters referred to in this Article III shall be conclusive.

         The Compensation Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Compensation Committee in the engagement of such counsel, consultant or agent shall be paid by J&J. No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or to the award of any Substituted Option granted hereunder.

         IV.      ELIGIBILITY

         Substituted Options shall be granted only to holders of Original Options to the extent that such Original Options remain unexpired and unexercised at the Effective Time of the Merger.

         Except as set forth in the prior sentence, the Plan does not create a right in any employee to participate in the Plan nor does it create a right in any employee to have any Substituted Options granted to him or her.

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         The holder of a Substituted Option shall have none of the
rights of a shareholder with respect to Shares underlying such option until such Shares shall have been issued upon exercise of the Substituted Option.

         V.       OPTION PRICE AND PAYMENT

         The price for each Share purchasable under any Substituted Option granted hereunder shall be the exercise price per share of Biosense Inc. common stock pursuant to the Original Option divided by the Exchange Ratio.

         Upon the exercise of a Substituted Option granted hereunder, J&J shall cause the purchased Shares to be issued only when it shall have received the full purchase price for the Shares in cash or by certified check; provided, however, that in lieu of cash, the holder of an option may, if and to the extent the terms of such Substituted Option so provide and to the extent permitted by applicable law, exercise an option (a) in whole or in part, by delivering to J&J shares of common stock of J&J (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by such holder having a fair market value equal to the exercise price applicable to that portion of the option being exercised by the delivery of such Shares or (b) in part, by delivering to J&J an executed promissory note, on such terms and conditions as the Compensation Committee shall determine, at the time of grant, in its sole discretion; provided, however, that the principal amount of such note shall not exceed ninety percent (90%) (or such lesser percentage as would be permitted by applicable margin regulations) of the aggregate purchase price of the Shares then being purchased pursuant to the exercise of such Substituted Option. The fair market value of the stock so delivered shall be determined as of the date immediately preceding the date on which the option is exercised, or as otherwise may be required in order to comply with or to conform to the requirements of any applicable laws or regulations.

         The fair value of Shares shall be, on a per share basis, the average of the high and low price per share for such Shares as reported by the Wall Street Journal or other financial reporting service used by J&J as of the date prior to surrender of such stock.

         VI. USE OF PROCEEDS

         The proceeds of the sale of Shares pursuant to the Plan are to be added to the general funds of J&J and used for its general corporate purposes as the Board of Directors in its discretion shall determine.



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         VII.     TERM OF OPTIONS AND LIMITATIONS ON THE RIGHT
                  OF EXERCISE

         Any Substituted Option shall be immediately exercisable and shall have a term equal to what, but for the Merger, would have been the remaining unexpired term of the Original Option to which it relates.

         Any Substituted Option not exercised in full within the period of exercisability specified therein shall, at the end of such period, expire as to the unexercised part.

         In no event shall a Substituted Option granted hereunder be exercisable for a fraction of a Share.

         VIII.    EXERCISE OF OPTIONS

         Substituted Options granted under the Plan shall be held by a Trustee until the date (the "release date") two years following the date of grant of the Original Options to which they relate. After the release date with respect to a Substituted Option, such option can be exercised by the holder as to all or part of the Shares covered thereby by the giving of written notice of the exercise thereof to the Director, Stock Option Administration, of J&J or such other agent of J&J designated in the Option Agreement at One Johnson & Johnson Plaza, New Brunswick, NJ 08933 U.S.A. specifying the number of Shares to be purchased and delivering a certified or bank cashier's check in the amount of the exercise price for the number of Shares being purchased or such other consideration as may be permitted under Article V. Subject to the terms of Articles XIII, XV and XVI, J&J shall cause certificates for the Shares so purchased to be delivered to the optionee at his or her address appearing in the records of Biosense or as may otherwise be requested by such holder.

         In case of a transfer by the Trustee to the beneficial holder or a sale by the Trustee, according to the employee's instructions after the period of two years the Trustee shall take such steps as may be required to effect such sale and shall transfer such options/shares to the purchaser concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds, of the purchase price in such transaction. The Trustee shall withhold from such proceeds 30% or any other percentage, in case that the employee will present specific confirmation for that percentage issued by the tax authorities, from the amounts received, according to the Israel tax law and shall remit the net amount to the beneficial owner, reporting to such beneficial owner and to J&J the amount so withheld and paid to said tax authorities.

         IX.      NON-TRANSFERABILITY OF OPTIONS

         An option granted hereunder shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and

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distribution, nor shall any option granted hereunder be subject to a lien or mortgage, and any option granted hereunder shall be exercisable, during the lifetime of the holder, only by such holder.

         X.       TERMINATION OF EMPLOYMENT

         Upon termination of employment of any option holder with Biosense and any and all Affiliates, a Substituted Option previously granted to such holder, unless otherwise specified by the Compensation Committee in such Non-Qualified Option, shall, to the extent not theretofore exercised, terminate and become null and void; provided, however, that:

         (a) if the employee shall die while in the employ of such corporation or during either the two year period specified in clause (b) below and at such time such employee was entitled to exercise a Substituted Option as herein provided, the legal representative of such employee, or such person who acquired such Substituted Option by bequest or inheritance or by reason of the death of the employee, may, not later than one year from the date of death, exercise such Substituted Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Compensation Committee in such Option; and

         (b) if the employment of any employee to whom such Substituted Option shall have been granted shall terminate by reason as of the employee's retirement (at such age or upon such conditions as shall be specified by the Compensation Committee), disability or dismissal by the employer other than for cause (as defined below), and at such time employee is entitled to exercise such Substituted Option as herein provided, such employee shall have the right to exercise such Substituted Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Compensation Committee in such option, at any time up to and including (i) two years after the date of such termination of employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) two years after the date of termination of employment in the case of termination by reason of disability.

         In no event, however, shall any person be entitled to exercise any Substituted Option after the expiration of the period of exercisability of such Substituted Option as specified therein.

         If an employee voluntarily terminates his or her employment, or is discharged for cause, any Substituted Option granted hereunder shall, unless otherwise specified by the Compensation Committee in the option, forthwith terminate with respect to any unexercised portion thereof.

         If a Substituted Option granted hereunder shall be exercised by the legal representative of a deceased employee or former employee, or by a person who acquired a Substituted Option granted hereunder by bequest or inheritance or by reason of the death of any employee or former employee,

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written notice of such exercise shall be accompanied by a certified copy of a letter testamentary or equivalent proof of the right of such legal representative or other person to exercise such Substituted Option.

         For the purposes of the Plan, the term termination "for cause" shall mean (i) with respect to an employee, who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of Biosense or an Affiliate, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of employment thereunder by Biosense, "for cause" or "cause" as defined in the most recent of such agreements or plans, or (ii) in all other cases, as determined by the Compensation Committee, in its sole discretion, including, without limitation, (a) the willful commission by an employee of a criminal or other act that causes or may cause substantial economic damage or substantial injury to the business reputation of Biosense or an Affiliate; (b) the commission by an employee of an act of fraud in the performance of such employee's duties on behalf of Biosense or an Affiliate; or (c) the continuing willful failure of an employee to perform the duties of such employee to Biosense or an Affiliate (other than such failure resulting from the employee's incapacity due to physical or mental illness), after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee by the Compensation Committee or such employee's management. For purposes of the Plan, no act, or failure to act on the employee's part shall be considered "willful" unless done or omitted to be done by the employee not in good faith and without reasonable belief that the employee's action or omission was in the best interest of Biosense or an Affiliate.

         For the purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation. If an individual is on military, sick leave or other bona fide leave of absence, such individual shall be considered an "employee" for purposes of the exercise of an option and shall be entitled to exercise such Option during such leave if the period of such leave does not exceed ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave, unless the individuals right to re-employment is guaranteed by statute or contract.

         A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by Biosense to employment an Affiliate, or (ii) the transfer of an employee from employment by one Affiliate of Biosense to another such Affiliate or to Biosense.

         In the event that a holder of a Substituted Option is employed by an Affiliate of J&J that is liquidated or dissolved or which ceases to be an Affiliate of J&J, the Substituted Option of such holder shall terminate as to any unexercised portion on the date 30 days after the occurrence of such event and without regard to any limitation set forth or imposed pursuant to Article VII.

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         XI. ADJUSTMENT OF SHARES; EFFECT OF CERTAIN TRANSACTIONS

         In the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of J&J, an adjustment shall be made to each outstanding Substituted Option so that each such Substituted Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Shares subject to such Substituted Option had such Substituted Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Shares" after any such change shall refer to the securities, cash and/or property then receivable upon exercise of a Substituted Option. In addition, in the event of any such change, the Compensation Committee, shall make any further adjustment as may be appropriate to the maximum number of Shares subject to the Plan, the maximum number of Shares which may be granted to any one employee, and the number of Shares and price per Share subject to outstanding Substituted Options as shall be equitable to prevent dilution or enlargement of rights under such Substituted Options, and the determination of the Compensation Committee as to these matters shall be conclusive.

         XII.     RIGHT TO TERMINATE EMPLOYMENT

         The Plan shall not impose any obligation on Biosense or on any Affiliate to continue the employment of any holder of a Substituted Option; and it shall not impose any obligation on the part of any holder of a Substituted Option to remain in the employ of Biosense or of any Affiliate thereof. Nothing in this Article is intended to supersede the express terms of any written employment agreement entered into by Biosense or an Affiliate and the holder of a Substituted Option or the requirements of any applicable laws or governmental regulations.

         XIII. ISSUANCE OF CERTIFICATES; LEGENDS; PAYMENT OF EXPENSES

         Upon any exercise of an option which may be granted hereunder upon the payment of the purchase price, a certificate or certificates for the Shares shall be issued by J&J in the name of the person exercising the Substituted Option and shall be delivered to or upon the order of such person or persons.

         J&J may endorse such legend or legends upon the certificates for Shares issued pursuant to the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such Shares as the Board of Directors, in its discretion, determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration

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requirements of the Securities Act, or (ii) implement the provisions of the Plan and any agreement between Biosense and the optionee with respect to such Shares.

         J&J shall pay all issue or transfer taxes, if any, with respect to the issuance or transfer of Shares upon exercise of an option, other than taxes with respect to the transfer of Shares to any person other than the holder of such Option, as well as all fees and expenses necessarily incurred by J&J in connection with such issuance or transfer, except fees and expenses which may be required for the filing or amending of a Registration Statement under the Securities Act, which fees and expenses shall be borne by the recipient of the Shares unless such Registration Statement has been filed by J&J for its own corporate purposes (and J&J so states) in which event the recipient of the Shares shall bear only such fees and expenses as are attributable solely to the inclusion of the Shares he or she receives in the Registration Statement.

         All Shares issued as provided herein shall be fully paid and nonassessable to the extent permitted by law.



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         XIV.     WITHHOLDING TAXES

         Biosense may require an employee exercising a Non-Qualified Option granted hereunder to reimburse the corporation that employs such employee for any taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance, transfer or disposition of such Shares. In lieu thereof, the corporation that employs such employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Compensation Committee shall prescribe. The corporation that employs such employee may, in its discretion, hold the stock certificate to which such employee is entitled upon exercise of an option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated. In addition, at any time at which J&J or Biosense becomes subject to a withholding obligation under any applicable law with respect to the exercise of a Non-Qualified Option (the "Tax Date"), except as set forth below, a holder of a Non-Qualified Option may elect to satisfy, in whole or in part, such holder's related personal tax liabilities (an "Election") by (i) directing J&J or Biosense to withhold from Shares issuable in the related exercise either a specified number of Shares or Shares having a specified value (in each case) not in excess of the related personal tax liabilities), (ii) tendering Shares previously issued pursuant to the exercise of an option or other shares of J&J's common stock owned by the holder or (iii) combining any or all of the foregoing options in any fashion. An Election shall be irrevocable. The withheld Shares and other shares tendered in payment should be valued at their fair market value (determined in accordance with the principles set forth in Article V of the Plan) on the Tax Date. The Compensation Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular grants, Shares or exercises. If a holder is a person subject to Section 16 of the Exchange Act then (1) any Election by such holder must be made
(i) at least six months prior to the relevant Tax Date or (ii) on or prior to the relevant Tax Date and during a period that begins on the third business day following the date of release of publication of J&J's quarterly or annual summary statements of sales and earnings and that ends on the twelfth business day following such date and (2) the Election may not be made with respect to an exercise, or the withholding obligation arising thereon, if the relevant Non-Qualified Option was granted six months or less prior to the date of Election. The Compensation Committee may impose any other conditions or restrictions on the right to make the Election as it shall deem appropriate.

         The provisions of the existing tax treaty between Israel and the United States will apply.

         XV.      LISTING OF SHARES AND RELATED MATTERS

         The Compensation Committee may delay any issuance or delivery of Shares upon the exercise of any Option if it determines that listing, registration

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or qualification of Shares or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Compensation Committee.


         XVI.     AMENDMENT OF THE PLAN

         The Compensation Committee may, from time to time, amend the Plan, provided that, without the approval of the shareholders of J&J, there shall not be made any amendment which will (i) increase the total number of Shares reserved for Options under the Plan (other than an increase resulting from an adjustment provided for in Article XI), (ii) modify the provisions of the Plan relating to eligibility, or (iii) materially increase the benefits accruing to participants under the Plan. The rights and obligations under any option granted before amendment of the Plan shall not be adversely affected by an amendment of the Plan or option without the consent of the holder of the option.


         XVII.    TERMINATION OR SUSPENSION OF THE PLAN

         The Compensation Committee may at any time suspend or terminate the Plan. The Plan, unless sooner terminated under Article XX or by action of the Compensation Committee, shall terminate at the close of business on the Termination Date. Options may not be granted while the Plan is suspended or after it is terminated. Rights and obligations under any Substituted Option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom such options were granted. The power of the Compensation Committee to construe and administer any Substituted Options granted prior to the termination or suspension of the Plan under Article III shall continue after such termination or during such suspension.


         XVIII. GOVERNING LAW

         The Plan and the Options and all related matters shall be governed by, and construed and enforced in accordance with, the laws of Israel.


         XIX.     INVALIDITY; TAXABILITY

         The invalidity or illegality of any provision hereof shall not be deemed to affect the validity of any of other provision. Also, it should be noted that

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in the event of failure to fulfill the conditions hereunder and/or the provisions of Israeli tax law, Substituted Options granted hereunder will be taxable according to Israel tax law.


         XX.      EFFECTIVE DATE

         The Plan shall become effective at the Effective Time under the Merger Agreement.